UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 17, 2007

Arena Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware

000-31161

23-2908305
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

6166 Nancy Ridge Drive, San Diego, California 92121

(Address of principal executive offices)   (Zip Code)

858.453.7200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this report, “Arena Pharmaceuticals,” “Arena,” “we,” “us” and “our” refer to Arena Pharmaceuticals, Inc. and its wholly owned subsidiaries, unless the context otherwise provides.

Item 1.01 Entry into a Material Definitive Agreement.

On December 17, 2007 (Pacific Time), Arena Pharmaceuticals GmbH (“Arena GmbH”), our subsidiary, entered into an Asset Purchase Agreement with Siegfried Ltd. (the “Agreement”). Under the agreement, Arena GmbH agreed to purchase from Siegfried certain drug product finishing facility assets and technology, including fixtures, equipment, other personal property and real estate assets (collectively, the “Acquired Assets”), including approximately 67,000 square feet of space in a building that consists of approximately 134,000 square feet of space (the “Building”) located in Siegfried’s business campus in Zofingen, Switzerland. The drug product finishing facility assets being acquired are cGMP compliant and capable of producing large scale quantities of our drug candidates, such as our lead drug candidate, lorcaserin, for use in clinical trials or commercially, if approved for marketing. In connection with the transaction, approximately 70 of Siegfried’s current employees that are trained in the operations of the Acquired Assets are expected to transfer to Arena GmbH. The transaction is subject to certain closing conditions, and is expected to close in early January 2008 (the “Closing”).

The purchase price of the Acquired Assets is approximately CHF 32 million in cash and approximately 1.5 million shares of Arena Pharmaceuticals, Inc.’s common stock. The cash is payable approximately CHF 22 million at the Closing and the balance of CHF 10 million in three equal installments on the third, fourth and fifth anniversary of the Closing. The stock is subject to a lock-up agreement for a period of three years from the Closing.

Under the Agreement, Arena GmbH has an option to purchase the remaining portion of the Building for up to 10 years after the Closing at a price of CHF 15 million, plus an inflation adjustment. Arena GmbH also has an option to purchase an adjacent building for up to 10 years after the Closing at a price of CHF 2 million, plus an inflation adjustment. In addition, Siegfried has an option to put to Arena GmbH the remaining portion of the Building, beginning five years after the Closing, at a price of CHF 8 million, plus an inflation adjustment. If Arena GmbH has not acquired the entire Building, Siegfried would have the right to buy back Arena GmbH’s portion of the Building on the 25th anniversary of the Closing. Arena GmbH and Siegfried both have a right of first refusal in connection with the proposed sale by the other party of the portion of the Building it owns. The Agreement also contains other rights of first refusal with respect to the Acquired Assets.

On the same date, Siegfried and Arena GmbH entered into a long-term supply agreement for Siegfried to manufacture the active pharmaceutical ingredient of lorcaserin, our lead drug candidate (the “lorcaserin API”). Under the lorcaserin API agreement, Siegfried will guarantee supply of a minimum amount of lorcaserin API per year at a specified price, and Arena GmbH agrees to purchase a minimum percentage of its forecasted requirements. The lorcaserin API agreement will become effective on the Closing.

At the Closing, Siegfried and Arena GmbH will also enter into a toll manufacturing agreement, under which Siegfried will sub-contract to Arena GmbH the manufacture of drug product previously manufactured by Siegfried for its customers for at least three years, and Siegfried will guarantee a certain minimum level of cost absorption over this period (CHF 8.2 million in 2008, CHF 7.0 million in 2009 and CHF 6.6 million in 2010). In addition, Siegfried and Arena GmbH entered into a technical services agreement for Siegfried to provide Arena GmbH certain technical and business services related to the operation of the Acquired Assets and, to a lesser extent, for Arena GmbH to provide Siegfried certain technical services, until at least December 31, 2010.

Forward-Looking Statements

Certain statements in this Form 8-K are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the development and commercialization of our drug candidates; expectations relating to the agreements and relationship with Siegfried, including the transfer of employees and other anticipated activities thereunder; and expectations regarding the Acquired Assets. For such statements, we claim the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from our expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, our ability to operate the Acquired Assets, our planned clinical trials and studies may not proceed at the time or in the manner we expect or at all, the results of preclinical studies or clinical trials may not be predictive of future results, our ability to partner lorcaserin, APD125, APD791 or other of our compounds or programs, the timing, success and cost of our research, out-licensing endeavors and clinical trials, our ability to obtain additional financing, our ability to obtain and defend our patents, and the timing and receipt of payments and fees, if any, from our collaborators. Additional factors that could cause actual results to differ materially from those stated or implied by our forward-looking statements are disclosed in our filings with the Securities and Exchange Commission. These forward-looking statements represent our judgment as of the time of the filing of this Form 8-K. We disclaim any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2007	Arena Pharmaceuticals, Inc.

	By:	/s/ Steven W. Spector
Steven W. Spector
Senior Vice President, General Counsel and Secretary